Exhibit 99.1
RELEASE 8:00 AM – April 17, 2015

CONTACTS:

Hudson City Bancorp, Inc.
Susan Munhall
(201) 967-8290

M&T Bank Corporation

Investor Contact:            Donald J. MacLeod
(716) 842-5138

Media Contact:                  C. Michael Zabel
(716) 481-1458

HUDSON CITY BANCORP, INC. AND M&T BANK CORPORATION ANNOUNCE FURTHER EXTENSION OF TIME TO COMPLETE PROPOSED MERGER TO OCTOBER 31, 2015

Paramus, New Jersey and Buffalo, New York, April 17, 2015 - Hudson City Bancorp, Inc. (NASDAQ: HCBK) ("Hudson City") and M&T Bank Corporation (NYSE: MTB) ("M&T") announced today that they have agreed to extend the date after which either party may elect to terminate their Agreement and Plan of Merger from April 30, 2015 to October 31, 2015 pursuant to Amendment No. 4 to the Agreement and Plan of Merger. The consideration and exchange ratio as provided in the Agreement and Plan of Merger will remain the same.

The extension, which has been approved by both the Hudson City and M&T Boards of Directors, will provide additional time to obtain a regulatory determination on the applications necessary to complete the proposed merger.  Hudson City and M&T have been advised by the Federal Reserve Board that it intends to act on the merger application no later than September 30, 2015.  However, no assurance can be given as to whether or when the necessary regulatory approvals for the merger will be received.

Mr. Denis J. Salamone, Chairman and Chief Executive Officer of Hudson City, stated "We have been advised by M&T that it has made significant progress towards addressing all of the Federal Reserve's concerns. Based on our discussions with M&T and through the due diligence we have conducted, we believe that it is reasonable to agree to an extension to allow the regulatory process to be completed. Our Board of Directors consulted with its financial advisor and legal team to assess the nature and timing of the delay and the options available to the company and continues to believe that the M&T transaction remains financially attractive to Hudson City's shareholders, and that continuing to pursue completion is in the best interest of Hudson City."

"We are fully committed to this merger, because we continue to believe strongly that it remains an extremely beneficial opportunity for both companies, including the shareholders, customers and communities we serve," said M&T Chairman and Chief Executive Officer Robert G. Wilmers.

About Hudson City Bancorp, Inc.
Hudson City Bancorp is a Delaware corporation organized in 1999 and serves as the holding company of its only subsidiary, Hudson City Savings Bank.  Hudson City Savings Bank conducts its operations out of its corporate offices in Paramus in Bergen County, New Jersey and through 135 banking offices in the New York metropolitan area.

About M&T Bank Corporation
M&T is a financial holding company headquartered in Buffalo, New York. M&T's principal banking subsidiary, M&T Bank, operates banking offices in New York, Pennsylvania, Maryland, Virginia, West Virginia, Delaware and the District of Columbia. Trust-related services are provided by M&T's Wilmington Trust-affiliated companies and by M&T Bank.

Forward-Looking Statements
This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on certain assumptions and describe future plans, strategies and expectations of Hudson City and M&T.  Such forward-looking statements may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City and M&T, and their respective strategies, plans, objectives, expectations, and intentions, including the merger, and other statements contained in this release that are not historical facts.  Hudson City's and M&T's ability to predict results or the actual effect of future plans or strategies, including the merger and Hudson City's implementation of its Strategic Plan, is inherently uncertain and actual results and performance could differ materially from those contemplated or implied by these forward-looking statements. They can be affected by inaccurate assumptions Hudson City and M&T might make or by known or unknown risks and uncertainties. Factors that could cause assumptions to be incorrect include, but are not limited to, changes in interest rates, general economic conditions, legislative, regulatory and public policy changes, further delays in closing the merger and the ability of Hudson City or M&T to obtain regulatory approvals and meet other closing conditions to the merger. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. For a summary of important factors that could affect Hudson City's forward-looking statements, please refer to Hudson City Bancorp, Inc.'s filings with the Securities and Exchange Commission ("SEC") available at www.sec.gov. For a summary of important factors that could affect M&T's forward-looking statements, please refer to M&T's filings with the SEC available at www.sec.gov. Neither Hudson City nor M&T intends to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

Important Additional Information.

In connection with the merger, M&T filed with the SEC on February 22, 2013 a Registration Statement on Form S-4 that included a Joint Proxy Statement of M&T and Hudson City and a Prospectus of M&T. The S-4 has been declared effective.

Each of M&T and Hudson City may file other relevant documents concerning the proposed transaction.  SHAREHOLDERS OF M&T AND HUDSON CITY ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Joint Proxy Statement/Prospectus, as well as other filings containing information about M&T and Hudson City, may be obtained at the SEC's Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from M&T at www.mtb.com under the tab "About Us" and then under the heading "Investor Relations" or from Hudson City by accessing Hudson City's website at www.hcsbonline.com under the heading "Investor Relations." Copies of the Joint Proxy Statement/Prospectus can also be obtained, free of charge, by directing a request to Investor Relations, One M&T Plaza, Buffalo, New York 14203 (716) 842-5445.